EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:	Kevin M. McCarthy
President and Chief Executive Officer
Telephone: (401) 847-3696

NEWPORT BANCORP, INC. TO INITIATE
STOCK REPURCHASE PROGRAM

Newport, Rhode Island, July 16, 2007.  Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank, announced today that it is commencing a stock repurchase program to acquire up to 243,917 shares, or 5%, of the Company’s outstanding common stock.  Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors.  There is no guarantee as to the exact number of shares to be repurchased by the Company.  Repurchased shares will be held in treasury.

Newport Bancorp, Inc. is the parent company of Newport Federal Savings Bank, a community-oriented financial institution operating five full-service branch locations in Rhode Island.  Newport Federal Savings Bank offers a broad array of retail and commercial lending and deposit services.

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact Newport Federal Savings Bank’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive governmental, regulatory and technological factors affecting Newport Federal Savings Bank’s operations, pricing, products and services.